Exhibit 2 – Corporate Charter

SECRETARY OF STATE

(The Great Seal of State of Nevada)

CORPORATE CHARTER

I, ROSS MLLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that QELE RESOURCES, INC., did on March 15, 2007, file in this office the original Articles of Incorporation; that said Articles of Incorporation are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my
hand and affixed the Great Seal of State, at my office
on March 16, 2007.

(Seal of State of Nevada)                                                                                     ROSS MILLER

         ROSS MILLER
         Secretary of State

           By:           TERRY GRAY
           Certification Clerk